Exhibit (a)(5)(i)

September 20, 2017

From: Forestar Group Inc.

To:                  Holders of Forestar Group Inc. 3.75% Convertible Senior Notes due 2020 and

U.S. Bank National Association

Attention: Susan Chadbourne

225 Asylum Street, 23rd Floor

Hartford, Connecticut 06103

Telephone: (860) 241-6815

Fax: (860) 241-6897

E-mail: Susan.Chadbourne@usbank.com

Re:                   3.75% Convertible Senior Notes due 2020, CUSIP No. 346232 AB7, issued by Forestar Group Inc. — Notice of a Make-Whole Fundamental Change

Reference is made to that certain First Supplemental Indenture, dated as of February 26, 2013 (the “Supplemental Indenture”), between Forestar Group Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”), supplementing the Indenture, dated as of February 26, 2013, between the Company and the Trustee (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), governing the Company’s 3.75% Convertible Senior Notes due 2020 (the “Notes”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

On June 29, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among (i) the Company, (ii) D.R. Horton, Inc., a Delaware corporation (“D.R.  Horton”), and (iii) Force Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of D.R. Horton (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and shares of the common stock of the Company, par value $1.00 per share (the “Common Stock”), shall be converted into the right to receive, per share of the Common Stock, either (i) an amount in cash equal to $17.75 or (ii) one share of common stock of the surviving corporation, par value $1.00 per share, in each case at the election of the holder of such share of Common Stock upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger, if consummated, will constitute a Fundamental Change and a Make-Whole Fundamental Change under the Indenture, and Holders will have the right to surrender their Notes for conversion upon the terms and subject to the conditions of the Supplemental Indenture. Please refer to the Indenture for a description of the conversion procedures required to convert your Notes.

FORESTAR GROUP INC.